EXHIBIT 99.2

Dividend Reinvestment and Stock Purchase Plan
Enrollment Form

To participate in the Embassy Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan, complete and sign the reverse side of this enrollment form and return it in the enclosed envelope.

c/o Registrar and Transfer Co. Attn: Dividend Reinvestment Dept. P.O. Box 664 Cranford, NJ 07016-9896	Name 1 Name 2

Street Address

City/State/Zip Code

Daytime Telephone Number

( )

Social Security Number

— —

NOTE:  This is not a proxy.  Return this form only if you wish to participate in the Plan.  Please enroll me in the Embassy Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan.

This will authorize Embassy Bancorp, Inc. to forward to the Plan Agent all or a portion of the dividends you receive on Embassy Bancorp, Inc. common stock to be invested, together with any optional cash contributions you make (from $100.00 to $50,000.00 per year) to purchase additional shares of Embassy Bancorp, Inc. common stock.  All investments and any optional cash contributions are made subject to the terms and conditions of the Plan as set forth in the accompanying plan document.

This authorization and appointment are given by you with the understanding that you may terminate them at any time by notifying the Plan Agent.

☐	Full Dividend Reinvestment – Please apply the dividends on all shares of Embassy Bancorp, Inc. common stock that I currently own as well as all future shares that I acquire.

☐
Partial Dividend Reinvestment – Please remit to me the dividends on ___________ shares.  I understand that the dividends on my remaining Embassy Bancorp, Inc. shares, as well as all future Embassy Bancorp, Inc. shares that I acquire will be reinvested under the Plan.

☐	Optional Cash Payments Only – Permit me to purchase additional shares without reinvesting dividends on common stock registered in my name.

☐
Automatic Annual Contributions – Withdraw $_____________ (min. $100 and max. $50,000) from my checking or savings account below on an annual basis to purchase additional shares of Embassy Bancorp, Inc. common stock.

(To enroll, you must complete this section and return it along with a voided check for checking accounts or a preprinted deposit slip for savings accounts.  Deductions will occur five days before the Investment Date or if such date is not a business day, the preceding business day.  Your financial institution can provide you with the following required information.)

Type of Account:	☐	Checking	☐	Savings

Financial Institution RT/ABA Number: _______________________________

Checking/Savings Account Number: _________________________________

☐	Safekeeping – Deposit the enclosed ____________ shares of Embassy Bancorp, Inc. stock for safekeeping.

Mail completed form to:

Registrar and Transfer company
P.O. Box 664
Cranford, NJ  07016-9896
Attention:  Dividend Reinvestment Department/Embassy Bancorp, Inc.

Please sign exactly as name(s) appear on the stock certificate(s).  If shares are held jointly, all holders must sign.

Signature	Date	Signature	Date